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                                                                      EXHIBIT 21

        Subsidiaries of First Indiana Corporation and First Indiana Bank



     First Indiana Corporation has the following wholly owned subsidiaries, which are organized under the laws of the United States:

Name                                                     State of Incorporation

First Indiana Bank                                               Indiana

Somerset Financial Services, LLC                                 Indiana


     First Indiana Bank has the following direct and indirect subsidiaries:


Name                                                     State of Incorporation

One Mortgage Corporation                                         Indiana

One Investment Corporation                                       Delaware

One Property Corporation                                         Indiana

Pioneer Service Corporation                                      Indiana